EX-99.h.1.ii

AMENDMENT NO. 7 TO

SCHEDULE A

DELAWARE GROUP GLOBAL & INTERNATIONAL FUNDS

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

EFFECTIVE AS OF DECEMBER 31, 2024

Macquarie Emerging Markets Fund (formerly, Delaware Emerging Markets Fund)

AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND		DELAWARE GROUP GLOBAL &
SERVICE COMPANY		INTERNATIONAL FUNDS
for its series set forth in this Schedule A

By:	/s/ Richard Salus	By:	/s/ Shawn K. Lytle
Name:	Richard Salus	Name:	Shawn K. Lytle
Title:	Senior Vice President	Title:	President and Chief Executive Officer
and Global Head of Fund Services